<<Letter Date>>

CONFIDENTIAL TO: <<First Name>> <<Last Name>>

The Compensation Committee (the “Committee”) of the Board of Directors granted you a Cash-Based Award (this “Award”) under the Steelcase Inc. Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of this Award Agreement.

This Award Agreement provides additional information regarding this Award and your rights under the Plan. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein. For purposes of this Award Agreement, “Employer” shall mean the Company and any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).

Overview of this Award

1.	Type of Award: Cash-Based Award as authorized under Article 9 of the Plan.

2.	Target Cash-Based Award under this Award (this “Target Award”): <<Currency>> <<Target Cash>>

3.	Award Date: <<Award Date>>

4.
Performance Measures: Return on invested capital (“ROIC”) during the three (3) year Performance Period, as outlined in Article 12 of the Plan. For purposes of this Award, ROIC shall be expressed as a three (3) year average calculation.

5.
Performance Period: The Performance Period for this Award begins on the first day of the Company's <<Beginning Fiscal Year>> fiscal year and ends on the last day of the Company's <<Ending Fiscal Year>> fiscal year.

6.
Amount of Cash-Based Award Earned: Except as may be provided in section 7 below, after completion of the Performance Period, the total amount of the Cash-Based Award earned will be based entirely on the three (3) year average ROIC (as determined in section 6.A.) as of the last day of the Performance Period. For purposes of this Award, ROIC shall be expressed as follows:

Three (3) Year Average ROIC	=	(	(	NOPAT (Yr1) Average Invested Capital (Yr1))	+	(	NOPAT (Yr2) Average Invested Capital (Yr2))	+	(	NOPAT (Yr3) Average Invested Capital (Yr3)))	÷ 3

A.
ROIC is a profit measure that is calculated by taking the Company's net operating profit after tax (“NOPAT”), divided by average invested capital.  NOPAT represents net income plus after tax interest expense, adjusted for the deferral of a portion of restructuring or other adjustments to the extent approved by the Committee.  Average invested capital represents the average shareholders' equity and average long-term debt, adjusted for other adjustments to the extent approved by the Committee. The Cash-Based Award earned based upon three (3) year average ROIC shall be based upon the following chart:

ROIC	Earned Cash-Based Award as a Percent of Target Award
TBD% and above	200%
TBD%	100%
0.00%	0%
For purposes of the foregoing, interpolation shall be used in the event the Company's percentile rank does not fall directly on one (1) of the ranks listed in the table above. Further, in no event will the total amount of the Cash-Based Award Earned exceed 200% of this Target Award.

A.	Total Cash-Based Award Earned and Payment
The Cash-Based Award earned will be paid in cash, via payroll, as soon as administratively practicable following the close of the applicable Performance Period, but in no event more than 60 days following the last day of the Performance Period. Notwithstanding any provision under this Award Agreement and in accordance with the terms of the Plan, your maximum aggregate payout (determined as of the last day of the Performance Period) will be equal to 200% of this Target Award.

7.	Death, Disability or Retirement during the Performance Period:

A.	If you die or become Disabled while an Employee after six (6) months from the Award Date during the Performance Period, this Target Award will be deemed earned according to the following schedule.

•
If death or Disability occurs after six (6) months from the Award Date through the last day of the Company's <<Beginning Fiscal Year>> fiscal year, one-third of this Target Award will immediately be earned and paid.

•	If death or Disability occurs during the Company's <<Second Fiscal Year>>fiscal year, two-thirds of this Target Award will immediately be earned and paid.

•	If death or Disability occurs during the Company's <<Third Fiscal Year>>fiscal year, all of this Target Award will immediately be earned and paid.

The applicable amount of this Target Award will be paid as soon as administratively practicable, but in no event later than 60 days following the date of death or Disability. Any remaining unearned Target Award will be forfeited.

A “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

B.
In the event of your Retirement during the Performance Period, you will be treated as if you continued your employment with your Employer through the end of the Performance Period and you will earn this Cash-Based Award based upon the Company's three-year average ROIC and will be paid in accordance with section 6 of this Award Agreement. “Retirement” means your employment is terminated following becoming Retirement Eligible and “Retirement Eligible” means your age plus years of continuous service with the Company and its Affiliates total 80 or more.

8.	Forfeiture of Awards:

A.	All unearned Cash-Based Awards will be forfeited upon a termination of your employment during the Performance Period for any reason, except as set forth in sections 7 and 9 of this Award Agreement.
For the avoidance of doubt, if you separate from employment for any reason, other than for Cause, and you are Retirement Eligible, then the terms of this Award will be governed by section 7.B.

B.
If you engage in any Competition (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, including any earned portion of this Award. You must return to the Company any value paid resulting from this Award at any time within the twelve-month period proceeding the date you engaged in Competition with the Company.

9.	Change in Control: Upon a Change in Control, this Award shall be treated in accordance with Article 16 of the Plan.

10.	Transferability: The Cash-Based Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash-Based Awards, including the grant of Cash-Based Awards and any cash payments made by the Company in settlement of the Cash-Based Awards; and (b) do not commit to structure the terms of the grant or any aspect of the Cash-Based Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to account for Tax-Related Items in more than one jurisdiction.

If you relocate to another jurisdiction during the lifetime of the Cash-Based Award, you will be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. If you are subject to taxation in more than one jurisdiction, you acknowledge and agree that the Company and your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of the Cash-Based Award, you expressly consent to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Cash-Based Award shall be your sole responsibility.

12.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

13.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect this Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Cash-Based Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Cash-Based Award in order to cause the Cash-Based Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

14.
Section 409A of the Code: The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

15.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company's right or your Employer's right to terminate your employment at any time. Furthermore, neither this Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

16.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company’s grant of the Cash-Based Award does not create an employment relationship between you and the Company. You have been granted the Cash-Based Award as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

17.	Acknowledgment of Nature of Plan and Cash-Based Awards: In accepting the Cash-Based Award, you acknowledge that:

A.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

B.
The grant of Cash-Based Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Cash-Based Awards, or benefits in lieu of Cash-Based Awards even if Cash-Based Awards have been awarded repeatedly in the past;

C.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

D.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;

E.	Your participation in the Plan is voluntary;

F.	The value of the Cash-Based Award is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

G.
Cash-Based Awards are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

H.
In consideration of the grant of the Cash-Based Award, no claim or entitlement to compensation or damages shall arise from termination of the Cash-Based Award or diminution in value of the Cash-Based Award or payments received under the Cash-Based Award resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

18.
Consent To Transfer Personal Data: The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing, storage, use and transfer, in electronic or other form, of such data in relation to the grant of the Cash-Based Award and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing, storage, use and transfer, in electronic or other form, of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing, storage and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily, explicitly and unambiguously acknowledge, consent and agree (where required under applicable law) to the collection, use, processing, storage, use and transfer, in electronic or other form, of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any directorships held in the Company, details of all Cash-Based Awards for the purpose of managing and administering the Plan (“Personal Data”). The Personal Data may be provided (or may have been provided initially) by you and then transferred from your Employer to the Company or collected, where lawful, from third parties, and the Company and your Employer will process the Personal Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Personal Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and your Employer will transfer Personal Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world and you understand that the recipients' country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You hereby authorize (where required under applicable law) the recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.
You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant this Award. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.
Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you may not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or your Employer.

19.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Cash-Based Award and participation in the Plan (or future Cash-Based Awards that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Company or another third party designated by Company.

20.
Private Offering: The grant of the Cash-Based Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

21.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Cash-Based Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash-Based Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

22.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Cash-Based Award and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Cash-Based Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

23.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

24.
Age Discrimination Rules: If you are resident and/or employed in a country that is a member of the European Union, or the European Economic Area, the grant of the Cash-Based Award and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement, the Addendum or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

25.
Clawback: If the Company’s financial results are materially restated, you acknowledge and agree that any amount received with respect to any Cash-Based Award shall be treated in accordance with Article 19 of the Plan.

26.
Governing Law: This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

27.
English Language: If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award to be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

28.
Compliance with Laws: As a condition to the grant of this Award, you agree to repatriate all payments attributable to the cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, your Employer and the Company's Affiliates, as may be required to allow the Company, your Employer and the Company's Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

29.
Entire Agreement: This Award Agreement, the Plan, the Addendum and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Cash-Based Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Addendum, the Plan, and the rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

If you have any questions regarding this Cash-Based Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.

Sincerely,

James P. Keane
President and Chief Executive Officer
Steelcase Inc.

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions by signing the following representation. Your signed representation must be returned by <<Deadline>> to:
Steelcase Inc.
Compensation Department (GBC-3C)
PO Box 1967
Grand Rapids, MI 49501-1967

Agreement to Participate and to Personal Data Processing

By signing a copy of this Award Agreement and returning it, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with the processing and transfer of Personal Data as specified in this Award Agreement.

Date:        <<Date>>

Signature:
<<First Name>> << Last Name>>
<<SAP ID>>
* * * * *